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                                   EXHIBIT 4.2

                                  AMENDMENT TO

                            CONSULTING AGREEMENT WITH

                             WINDSOR PARTNERS, INC.

                              DATED AUGUST 1, 2000

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                                 FIRST AMENDMENT


         This Amendment is to the Agreement (the "Agreement") dated August 1, 2000 entered into by and between MCHENRY METALS GOLD CORP. (Hereinafter GLFN" or "CLIENT") and WINDSOR PARTNERS, INC. (Hereinafter "WPI"). This Amendment modifies certain terms and conditions of the Agreement. Those changes are as follows:

         3.1 ISSUANCE OF SHARES FOR MODIFYING AGREEMENT. As consideration for WPI entering into this Amendment, CLIENT agrees to cause 450,000 shares of its common stock, par value $.001 per share, to be issued to Richard Walker, an affiliate of SPI. When issued, said shares shall be free trading shares, registered with the U.S. Securities and Exchange Commission on its Form S-8. The registration and issuance of said shares shall take place by no later than 15 days following the execution and delivery of this Amendment, and all costs in connection therewith shall be borne by CLIENT.

         3.2 FEES FOR MERGER/ACQUISITION. In the event that WPI, assists CLIENT and / or introduces CLIENT (or a CLIENT affiliate) to any third party, merger partner(s) or joint venture(s) who then enters into a merger, joint venture or similar agreement with CLIENT or CLIENT's affiliate, CLIENT hereby agrees to pay WPI advisory fees pursuant to the following schedule which are based on the aggregate amount of such merger, joint venture of similar agreement with CLIENT or CLIENT's affiliate. Advisory fees are deemed earned and shall be due and payable at the first close of transaction, however, in certain circumstances when payment of advisory fees at closing is not possible, within 24 hours after CLIENT has receive the proceeds of such investment. This provision shall survive this Agreement for a period of one year after termination or expiration of the Agreement. In other words, the advisory fee shall be deemed earned and due and payable for any funding, underwriting, merger, joint venture or similar transaction which first closes within a year of the termination or expiration of this Agreement as a result of an introduction as set forth above.

            MERGER/ACQUISITION. For a merger/acquisition entered into by CLIENT as a result of the efforts of, or an introduction by SPI during the term of this Agreement, CLIENT shall pay WPI, five (5%) percent of the total value of the transaction. For a merger/acquisition entered into by CLIENT as a result of the efforts of WPI and the introduction by CLIENT during the term of this Agreement, CLIENT shall pay WPI, three (3%) percent of the total value of the transaction. Such percentage(s) shall be paid to WPI in the same ratio of cash and / or stock as the transaction.

         8. TERM/TERMINATION. The term of Agreement ends in approximately six
         (6) months on July 31, 2001.



                            (Signature Page Follows)

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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, all as of the day and year first above written.



         MCHENTY METALS GOLF CORP. ("GLFN")
         Print Name: Bradley J. Wilhite
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         Sign Name: /s/ Bradley J. Wilhite
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         Title: President and CEO
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         Date: January 30, 2001
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         Address: 1945 Camino Vida Roble, J
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                  Carlsbad, CA 92008
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         WINDSOR PARTNERS, INC. ("WPI")
         Print Name: Richard H. Walker
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         Sign Name: /s/ Richard H. Walker
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         Title: President
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         Date: January 30, 2001
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         Address: 28202 Cabot Road, Suite 300
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                  Laguna Niguel, CA  92677
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